Exhibit 2.1

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY) IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

5 July 2017

RECOMMENDED CASH OFFER

FOR

NOVAE GROUP PLC

BY

AXIS CAPITAL HOLDINGS LIMITED

Summary

•	The boards of AXIS Capital Holdings Limited (“AXIS”) and Novae Group plc (“Novae”) are pleased to announce that they have reached agreement on the terms of a recommended all cash acquisition of the entire issued and to be issued share capital of Novae by AXIS (or, at AXIS’s election, a wholly-owned subsidiary of AXIS).

•	Under the terms of the Acquisition, each Novae Shareholder will be entitled to receive:

for each Novae Share: 700 pence in cash

•	The consideration values the entire existing issued and to be issued share capital of Novae at approximately £467.6 million on the basis of a fully diluted share capital of 66,795,621 Novae Shares.

•	The price of 700 pence per Novae Share represents:

•	a premium of approximately 20 per cent. to the closing mid-market price of 581 pence per Novae Share on 4 July 2017, being the last Business Day before the date of this Announcement; and

•	a premium of approximately 29 per cent. to the volume weighted average closing price per Novae Share for the one month period up to and including 4 July 2017, being the last Business Day before the date of this Announcement.

•	The consideration also implies a multiple of 1.5x Novae’s reported net tangible book value of £318.8 million as at 31 December 2016 (on a fully diluted basis).

•	The cash consideration payable under the Acquisition will be funded from AXIS’s existing cash resources or, if market conditions are favourable, from new borrowings.

•	It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act, further details of which are contained in the full text of this Announcement.

•	If, after the date of this Announcement, any dividend and/or other distribution and/or other return of capital is announced, declared or paid in respect of the Novae Shares, AXIS reserves the right to reduce the offer consideration by an amount up to the amount of such dividend and/or distribution and/or return of capital so announced, declared or paid, in which case any reference in this Announcement or the Scheme Document to the offer consideration for the Novae Shares will be deemed to be a reference to the offer consideration as so reduced. For further details, please refer to paragraph 15 of Part B of Appendix 1.

•	The Board of Novae, which has been so advised by Evercore as to the financial terms of the Acquisition, considers the terms of the Acquisition to be fair and reasonable. In providing their advice to the Board of Novae, Evercore has taken into account the commercial assessments of the Board of Novae.

•	Accordingly, the Novae Directors confirm that they intend unanimously to recommend that Novae Shareholders vote to approve the Scheme at the Court Meeting and vote in favour of the resolution to be proposed at the General Meeting, as those of them who hold Novae Shares in their own name or through a nominee have irrevocably undertaken to do in respect of all of their own beneficial holdings of Novae Shares.

•	The terms of the Acquisition will be put to Novae Shareholders at the Court Meeting and the General Meeting (which is expected to immediately follow the Court Meeting). The Court Meeting and the General Meeting are required to enable Novae Shareholders to consider, and if thought fit, vote in favour of the resolution to approve the Scheme and its implementation. In order to become Effective, the Scheme must be approved by a majority in number of Scheme Shareholders, present and voting, whether in person or by proxy, representing 75 per cent. or more in nominal value of the Scheme Shares held by those Scheme Shareholders.

•	The Acquisition is subject to a number of conditions, including the receipt of required regulatory, merger control and other necessary approvals, which are set out in Appendix 1 to this Announcement, certain other terms as are set out in this Announcement and to the full terms and conditions to be set out in the Scheme Document.

•	AXIS is a Bermuda-based provider of specialty lines insurance and reinsurance. AXIS is listed on the NYSE and has a market cap of c.$5.6 billion as at 3 July 2017 (being the last US business day prior to the date of this Announcement). AXIS operates through locations in the United States, Europe, Singapore, the Middle East, Canada and Latin America, with over 1,300 employees. As at 31 March 2017, AXIS had $6,230 million of total shareholders’ equity and $21,247 million of total assets. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best.

•	Novae is headquartered in London and is listed in the London Stock Exchange. It is a diversified property and casualty (re)insurance business operating through Syndicate 2007 at Lloyd’s. At 4 July 2017 (being the last Business Day prior to the date of this Announcement), Novae had a market capitalisation of £374 million. As of 31 December 2016, Novae had shareholders’ equity of approximately £322 million and total assets of approximately £2,387 million.

•	Commenting on the Acquisition, Albert Benchimol, President and CEO of AXIS, said:

“We are very pleased to announce this proposed acquisition of Novae which will create a c.$2 billion player in the London specialty market, anchored as a top 10 insurer in the Lloyd’s market.

The acquisition is fully aligned with AXIS’s international specialty insurance growth strategy and will combine two highly complementary businesses, substantially enhancing our depth and breadth of product, underwriting expertise, and leadership capabilities to better serve our clients and brokers.

We are excited about the opportunity to leverage the focused and profitable specialty insurance business Novae has created as part of a substantially larger group, with a larger capital base and a global platform. We expect the combined operations to benefit substantially from investments already made by AXIS to drive efficiencies across its international specialty insurance business and firmly believe this combination will create significant value for AXIS’s shareholders with limited execution risk. This transaction is expected to deliver meaningful earnings and ROE accretion within the first year after close.

We very much look forward to welcoming Novae’s employees to AXIS. Novae’s business is underpinned by the high calibre of its team, including its market leading underwriting talent, who we expect to thrive at AXIS, benefitting from access to a global platform and expanded resources. Our organizations share likeminded corporate cultures and we are deeply committed to ensuring a smooth integration process and creating a positive, collaborative environment that will breed success.”

•	Commenting on the Acquisition, John Hastings-Bass, Chairman of Novae, said:

“The Board of Novae is pleased to unanimously recommend the AXIS offer, which represents an attractive outcome for Novae and provides certainty to Novae Shareholders at an attractive premium to the share price and net tangible assets per share. Over recent years, Novae has made significant progress on a standalone basis in developing its underwriting franchise and growing premiums in its targeted lines of business. However, it remains a relatively small player in a global industry. AXIS is a substantial and successful business which represents an excellent partner for the Novae business, its customers and employees.”

•	Commenting on the Acquisition, Matthew Fosh, Chief Executive Officer of Novae, said:

“The combination of Novae and AXIS brings together two complementary businesses. We have long held AXIS in high regard, a company with whom we share a strong cultural compatibility. The transaction will provide the Novae business with the increased scale and financial resources needed to succeed in the current market. We look forward to working closely with the AXIS team on this next part of our journey.”

•	Credit Suisse International and Fenchurch Advisory Partners LLP are acting as financial advisers to AXIS. Evercore is acting as financial adviser to Novae.

•	It is expected that the Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and General Meeting, together with Forms of Proxy, will be posted to Novae Shareholders and (for information only) to participants of the Novae Share Schemes within 28 days of the date of this Announcement. Subject to the satisfaction or waiver of all relevant conditions, including the Conditions, and certain further terms set out in Appendix 1 to this Announcement and to be set out in the Scheme Document, it is expected that the Scheme will become Effective in Q4 2017. An expected timetable of principal events will be included in the Scheme Document.

•	AXIS will host an investor teleconference, including a question and answer period, on 6 July 2017 at 8:30 a.m. EDT to discuss this Announcement. The teleconference can be accessed by dialling +1 888-317-6003 (U.S. callers) or +1 412-317-6061 (international callers) and entering the passcode 7582829 approximately 10 minutes in advance of the call. A live, listen-only webcast of the call will also be available via the Investor Information section of AXIS’s website at www.axiscapital.com.

•	This summary should be read in conjunction with and is subject to the full text of this Announcement (including its Appendices). The Acquisition will be subject to the Conditions and the further terms set out in Appendix 1 and to the full terms and conditions to be set out in the Scheme Document. Appendix 2 contains the bases and sources of certain financial information contained in this Announcement. Appendix 3 contains details of the irrevocable undertakings received by AXIS. Appendix 4 contains the definitions of certain further terms used in this Announcement.

Enquiries

AXIS Capital Holdings Limited Joe Henry, Chief Financial Officer Linda Ventresca, Corporate Development Conrad Brooks, General Counsel	+1 212 500 7600 +1 212 500 7600 +1 212 500 7600

Credit Suisse International Alejandro Przygoda Carlos Marque Joe Hannon Hugh Man	+1 212 325 2000 +1 212 325 2000 +44 20 7888 8888 +44 20 7888 8888

Fenchurch Advisory Partners LLP Malik Karim Philippe Jacquemard Richard Locke Philip Evans	+44 20 7382 2222 +44 20 7382 2222 +44 20 7382 2222 +44 20 7382 2222

Novae Group plc Matthew Fosh, Chief Executive Reeken Patel, Chief Financial Officer	+44 20 7050 9000 +44 20 7050 9000

Evercore Partners International LLP Matthew Lindsey-Clark Stuart Britton Neil Bhadra	+44 20 7653 6000 +1 212 857 3100 +44 20 7653 6000

Canaccord Genuity Limited Bruce Garrow Chris Connors	+44 20 7523 8000 +44 20 7523 8000

Simpson Thacher & Bartlett LLP and Willkie Farr & Gallagher LLP are retained as legal advisers to AXIS.

Slaughter and May is retained as legal adviser to Novae.

Further Information

This Announcement is for information purposes only and is not intended to and does not constitute or form part of, any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise nor shall there be any sale, issuance or transfer of securities of Novae in any jurisdiction in contravention of applicable law. The Acquisition will be implemented solely by means of the Scheme Document (or if the Acquisition is implemented by way of a Takeover Offer, the offer document), which will contain the full terms and conditions of the Acquisition including details of how to vote in respect of the Acquisition. Any vote in respect of the Scheme (or, if applicable, the Takeover Offer) or other response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if applicable, acceptance under the offer document). Each Novae Shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him.

Credit Suisse International, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser exclusively for AXIS and no one else in connection with the matters referred to in this Announcement and will not be responsible to any person other than AXIS for providing the protections afforded to clients of Credit Suisse International, nor for providing advice in relation to the content of this Announcement or any matter referred to herein. Neither Credit Suisse International nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse International in connection with this announcement, any statement contained herein or otherwise.

Fenchurch Advisory Partners LLP, which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting as financial adviser exclusively for AXIS and no one else in connection with the matters referred to in this Announcement and will not be responsible to any person other than AXIS for providing the protections afforded to clients of Fenchurch Advisory Partners LLP, nor for providing advice in relation to the content of this Announcement or any matter referred to herein. Neither Fenchurch Advisory Partners LLP nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Fenchurch Advisory Partners LLP in connection with this announcement, any statement contained herein or otherwise.

Evercore, which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting as financial adviser exclusively for Novae and no one else in connection with the matters referred to in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than Novae for providing the protections afforded to clients of Evercore, nor for providing advice in relation to the content of this Announcement or any matter referred to herein. Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with this announcement, any statement contained herein or otherwise.

Canaccord Genuity Limited, which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively for Novae as corporate broker and no-one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than Novae for providing the protections afforded to its clients or for providing advice in relation to the subject matter of this Announcement.

Overseas Jurisdictions

The release, publication or distribution of this Announcement in or into jurisdictions other than the UK may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their Novae Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of England.

Copies of this Announcement and formal documentation relating to the Acquisition will not be, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the laws of that jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Acquisition. If the Acquisition is implemented by way of Takeover Offer (unless otherwise permitted by applicable law or regulation), the Takeover Offer may not be made, directly or indirectly, in or into or from within any Restricted Jurisdiction.

The Acquisition relates to the shares of an English company that is a “foreign private issuer” as defined in Rule 3b-4 under the US Securities Exchange Act of 1934, as amended, and is proposed to be effected by means of a scheme of arrangement under English law. Neither the US proxy solicitation rules nor (unless implemented by means of an offer) the tender offer rules under the US Securities Exchange Act of 1934, as amended, will apply to the Acquisition. Accordingly, the Scheme will be subject to the disclosure requirements and practices applicable to the United Kingdom and under the Code to schemes of arrangement, which differ from the disclosure requirements of the US proxy solicitation rules and tender offer rules. Neither the SEC, nor any securities commission of any state of the United States, has approved the Acquisition, passed upon the fairness of the Acquisition or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offence in the United States. Financial information relating to Novae included in this Announcement and the Scheme Document has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The receipt of cash pursuant to the Acquisition by a US beneficial owner of Novae Shares as consideration for the transfer of its Scheme Shares pursuant to the Scheme will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under other applicable tax laws, including any applicable United States state and local, as well as non-US, tax laws. Each Novae Shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him.

If the Acquisition is implemented by way of a Takeover Offer and AXIS determines to extend such offer into the United States, the offer will be made in compliance with applicable UK and US securities laws and regulations, including the US tender offer rules.

In accordance with normal UK practice, AXIS or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Novae Shares outside of the US, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes Effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com.

Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

Forward-looking statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Acquisition, and other information published by AXIS and Novae contain statements which are, or may be deemed to be, “forward looking statements”. Such forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which the AXIS Group or the Enlarged Group will operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. The forward looking statements contained in this Announcement relate to the AXIS Group or the Enlarged Group’s future prospects, developments and business strategies, the expected timing and scope of the Acquisition and other statements other than historical facts. In some cases, these forward looking statements can be identified by the use of forward looking terminology, including the terms “can be”, “target”, “expect”, “estimate”, “aims”, “opportunity”, “create”, “represents”, “extends”, “provides”, “enables”, “achieve”, “intends”, “will”, “would”, “could”, “should”, “proposed”, “enhancing”, “synergies” or “believe” or their negatives or other variations or comparable terminology. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. If any one or more of these risks or uncertainties materialises or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward looking statements should therefore be construed in the light of such factors. Neither AXIS nor Novae, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this Announcement will actually occur. Given these risks and uncertainties, potential investors should not place any reliance on forward looking statements.

The forward looking statements speak only at the date of this Announcement. AXIS and Novae expressly disclaim any obligation to update such statements other than as required by law or by the rules of any competent regulatory authority, whether as a result of new information, future events or otherwise.

No profit forecasts

No statement in this Announcement is intended as a profit forecast or profit estimate and no statement in this Announcement should be interpreted to mean that earnings per Novae Share or AXIS Share for the current or future financial years would necessarily match or exceed the respective historical published earning per Novae Share or AXIS Share or to mean that the Enlarged Group’s earnings in the first 12 months following the Acquisition, or in any subsequent period, would necessarily match or be greater than those of AXIS or Novae for the relevant preceding financial period or any other period.

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) of the Code applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8 of the Code. A Dealing Disclosure by a person to whom Rule 8.3(b) of the Code applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the Code.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the Code).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.com, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Electronic communications

Please be aware that addresses, electronic addresses and certain other information provided by Novae Shareholders, persons with information rights and other relevant persons for the receipt of communications from Novae may be provided to AXIS during the offer period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.

The contents of the websites referred to in this Announcement are not incorporated into and do not form part of this Announcement.

Publication on website and hard copies

In accordance with Rule 26.1 of the Code, a copy of this Announcement will be published and made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on AXIS’s website at www.axiscapital.com and Novae’s website at www.novae.com by no later than 12 noon on the Business Day following this Announcement. For the avoidance of doubt, the contents of those websites are not incorporated by reference into, and do not form part of, this Announcement.

Novae Shareholders and AXIS shareholders may request a hard copy of this Announcement by contacting the registrar of Novae during business hours on +44 (0) 370 707 1327 or by submitting a request in writing to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS99 6ZZ. Your attention is drawn to the fact that a hard copy of this Announcement will not be sent to you unless so requested. You may also request that all future documents, announcements and information to be sent to you in relation to the Acquisition should be in hard copy form.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 requirement

In accordance with Rule 2.9 of the Code, Novae confirms that at the date of this Announcement, it has in issue and admitted to trading on the main market of the London Stock Exchange 64,425,640 ordinary shares of £1.125 each. The ISIN of the Novae Shares is GB00B40SF849.

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY) IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

5 July 2017

RECOMMENDED CASH OFFER

FOR

NOVAE GROUP PLC

BY

AXIS CAPITAL HOLDINGS LIMITED

1.	INTRODUCTION

The boards of AXIS Capital Holdings Limited (“AXIS”) and Novae Group plc (“Novae”) are pleased to announce that they have reached agreement on the terms of a recommended all cash acquisition of the entire issued and to be issued share capital of Novae by AXIS (or, at AXIS’s election, a wholly-owned subsidiary of AXIS). It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

2.	SUMMARY OF THE ACQUISITION

Under the terms of the Acquisition, which will be subject to the Conditions and further terms set out in Appendix 1 of this Announcement (and the further terms and conditions to be set out in the Scheme Document), Scheme Shareholders will be entitled to receive:

for each Novae Share: 700 pence in cash

The consideration values the entire existing issued and to be issued share capital of Novae at approximately £467.6 million on the basis of a fully diluted share capital of 66,795,621 Novae Shares, calculated on the basis set out in paragraph 4 of Appendix 2.

The price of 700 pence per Novae Share represents:

•	a premium of approximately 20 per cent. to the closing mid-market price of 581 pence per Novae Share on 4 July 2017, being the last Business Day before the date of this Announcement; and

•	a premium of approximately 29 per cent. to the volume weighted average closing price per Novae Share for the one month period up to and including 4 July 2017, being the last Business Day before the date of this Announcement.

The consideration also implies a multiple of 1.5x Novae’s reported net tangible book value of £318.8 million as at 31 December 2016 (on a fully diluted basis).

If, after the date of this Announcement, any dividend and/or other distribution and/or other return of capital is announced, declared or paid in respect of the Novae Shares, AXIS reserves the right to reduce the offer consideration by an amount up to the amount of such dividend and/or distribution and/or return of capital so announced, declared or paid, in which case any reference in this Announcement or the Scheme Document to the offer consideration for the Novae Shares will be deemed to be a reference to the offer consideration as so reduced. For further details, please refer to paragraph 15 of Part B of Appendix 1. For the avoidance of doubt, any payments made in cash or by way of the delivery of shares on the vesting of awards calculated by reference to dividends accrued in respect of those underlying vested shares are not to be construed as a dividend, distribution or return of capital for these purposes.

3.	BACKGROUND TO AND REASONS FOR THE ACQUISITION

The Acquisition is a compelling opportunity to combine a leading specialty Lloyd’s franchise with a world-class international specialty (re)insurer, strengthening a broad, balanced and efficient global underwriting platform. The international specialty insurance businesses of AXIS and Novae are highly complementary and the combination of expertise from both businesses can be leveraged through AXIS’s scale and global platform. The Acquisition represents a new milestone in AXIS’s journey as a leading specialty (re)insurance franchise and strongly aligns with its insurance growth strategy. The Acquisition:

•	provides further scale and relevance in international specialty insurance, with the combined business representing a top 10 player at Lloyd’s, with c.$2 billion of gross premium written in the London specialty market;

•	represents the combination of two highly complementary international insurance businesses, providing AXIS with “lead” underwriting capability in a number of new classes of business, as well as broadened and deeper underwriting expertise in other specialty insurance classes; and

•	significantly diversifies and enhances AXIS’s distribution platform, providing increased relevance with Lloyd’s brokers and access to market-leading programs / binding authority business (over 50 per cent. of Novae business is produced through specialist coverholder distribution which provides access to attractive SME and specialty personal lines business and makes it a leading underwriter of binder business at Lloyd’s).

The Acquisition is also expected to result in enhanced top line growth through access to AXIS’s broader global platform (including Singapore, Miami and Brussels), company paper and ability to increase writings and retentions of attractive business with AXIS’s significantly larger capital base. The businesses are naturally suited for a combination and are also expected to accelerate AXIS Reinsurance plans at Lloyd’s, increase options for third party capital utilisation and increase reinsurance purchasing power.

The Acquisition is expected to be a financially compelling transaction for AXIS shareholders with access to expense synergies as well as top line growth. AXIS has identified up to $50m of run-rate pre-tax cost synergies that are expected to be fully achieved within two years of completion of the Acquisition. The pre-tax cost of achieving these cost synergies is estimated at $40m. The transaction is expected to be:

•	operating EPS accretive in the first year with high single digit accretion expected by year 2;

•	immediately accretive to operating return on equity;

•	neutral to book value per share at close with accelerated growth post-close; and

•	minimal impact to tangible book value per share at close with accelerated growth post-close.

4.	RECOMMENDATION

The Board of Novae, which has been so advised by Evercore as to the financial terms of the Acquisition, considers the terms of the Acquisition to be fair and reasonable. In providing their advice to the Board of Novae, Evercore has taken into account the commercial assessments of the Board of Novae.

Accordingly, the Novae Directors confirm that they intend unanimously to recommend that Novae Shareholders vote to approve the Scheme at the Court Meeting and vote in favour of the resolution to be proposed at the General Meeting as the Novae Directors who hold Novae Shares in their own name or through a nominee have irrevocably undertaken to do in respect of all of their own beneficial holdings of Novae Shares.

5.	BACKGROUND TO AND REASONS FOR THE RECOMMENDATION

Novae is a diversified property and casualty (re)insurance business that has been operating in the Lloyd’s market for over 30 years. It has made strong progress in terms of the scale of its franchise (with total gross written premium of £901 million for 2016), driving value for shareholders by focussing on underwriting excellence.

However, Novae remains a relatively small player within the global insurance industry, which itself has seen considerable consolidation over recent years. Furthermore, in response to challenging market conditions, the business has been proactively reducing its exposure to less profitable classes of business (as highlighted by Novae’s trading update announced on 10 May 2017), exiting certain classes where premium rates are no longer generating adequate financial returns. Other factors, outside of the control of the business, notably, the Lord Chancellor’s decision to materially cut the personal injury discount rate (“Ogden”) earlier this year (adversely impacting Novae’s reserves), have compounded the headwinds from a difficult trading environment.

The increased prevalence of large and catastrophic losses during 2016, together with the one-off impact of the Ogden provision and other accounting charges taken in the year, have resulted in a decline in Novae’s net assets and capital. As a consequence, Novae’s scope to take full advantage of the profitable growth opportunities within its core classes on a stand-alone basis will be constrained, with the resulting profit recovery likely more muted than if Novae had greater capital resources at its disposal.

The Board of Novae is aware that having increased scale, broader diversification and improved broker access will be key determinants of success in current market conditions. The Board of Novae has also evaluated the proposed offer by AXIS against the backdrop of challenging markets and the specific factors that have impacted Novae itself. Whilst the Board of Novae has confidence in Novae’s management’s ability to meet these challenges, it considers that the Acquisition provides Novae shareholders with a certain cash value which represents an attractive premium to Novae’s share price and net tangible assets per share (in-line with levels achieved in other transactions in the Property and Casualty sector in recent years), and fairly reflects Novae’s longer term prospects and potential. In assessing the terms of the Acquisition, the Board of Novae has also specifically considered the following:

•	the strategic benefits from scale that Novae will benefit from by combining with AXIS, in an industry that has undergone considerable consolidation in recent years;

•	the enhanced opportunities that Novae will have as part of a larger group, particularly in terms of the distribution of its specialty products, through access to the broader AXIS platform;

•	increased relevance to brokers and intermediaries on a combined basis; and

•	the cultural compatibility of the two organisations with significant and improved opportunities for Novae staff as part of the Enlarged Group.

6.	MANAGEMENT, EMPLOYEES AND BUSINESS OF NOVAE

AXIS attaches great importance to the skills and experience of the existing management and employees of the Novae Group.

AXIS confirms that, following completion of the Acquisition, the existing contractual and statutory employment rights of, and pension obligations owed to, existing management and employees of the Novae Group will be fully safeguarded. It is AXIS’s intention to consider employees of both AXIS and Novae to fill roles within the Enlarged Group, based on a meritocratic approach as the combined business transitions to a single managing agency and syndicate.

It is anticipated that Novae will be merged into the international division of AXIS’s insurance segment and, as part of the process, that Novae will adopt the AXIS Insurance International brand. It is envisaged that the integration process will take approximately one year to complete and will eventually lead to the relocation of Novae personnel to shared office space in London alongside the current AXIS team.

It is expected that, following completion of the Acquisition, Matthew Fosh (Chief Executive Officer of Novae) will be appointed as AXIS’s Executive Chair, Europe. Among his responsibilities in his new role, Matthew Fosh will help guide the integration of the two businesses and will report to Albert Benchimol (President and Chief Executive Officer of AXIS). Additionally, it is expected that Robert Forster (Chief Underwriting Officer of Novae) will be appointed to a senior underwriting management role on the leadership team of AXIS Insurance’s International Division.

7.	DIRECTORS’ IRREVOCABLE UNDERTAKINGS

AXIS has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the resolution to be proposed at the General Meeting from those of the Novae Directors who hold Novae Shares in their own name or through a nominee in respect of all their own beneficial holdings of Novae Shares. The undertakings from the Novae Directors will cease to be binding only if (among other things) the Scheme lapses or is withdrawn and remain binding in the event that a higher competing offer for Novae is made.

Copies of the irrevocable undertakings will be on display on AXIS’s website at www.axiscapital.com and Novae’s website at www.novae.com from 12 noon on 6 July 2017 until the end of the Acquisition.

Further details of these irrevocable undertakings are set out in Appendix 3 of this Announcement.

8.	INFORMATION RELATING TO AXIS

Established in 2001, AXIS is a Bermuda-based global insurer and reinsurer, providing clients and distribution partners with a broad range of specialised risk transfer products and services.

AXIS listed on the NYSE in 2003 and has a market cap of c.$5.6 billion as at 3 July 2017 (being the last US business day prior to the date of this Announcement). Headquartered in Bermuda, AXIS operates through locations in the United States, Europe, Singapore, the Middle East, Canada and Latin America, with over 1,300 employees. AXIS has total managed capital of $7.9 billion as at 31 December 2016 and its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best.

AXIS is segmented into two global underwriting platforms:

•	AXIS Insurance, provides a customised coverage for property, liability, marine, energy, aviation, terrorism, professional lines, political risk, accident and health, credit risk and other specialty risks on a worldwide basis; and

•	AXIS Reinsurance, provides non-life reinsurance to insurance companies on a worldwide basis.

For the year ending 31 December 2016, AXIS reported gross written premiums of $4,970 million and net income for the year of $513 million. As at 31 March 2017, AXIS had $6,230 million of total shareholders’ equity and $21,247 million of total assets.

9. FINANCING

The consideration will be funded from AXIS’s existing cash resources or, if market conditions are favourable, from new borrowings.

Each of Credit Suisse International and Fenchurch Advisory Partners LLC, joint financial advisers to AXIS, have confirmed that they are each satisfied that sufficient resources are available to AXIS to satisfy in full the payment of the cash consideration payable in respect of the Scheme. Based on a fully diluted share capital of 66,795,621 Novae Shares at the Effective Date, full implementation of the Scheme would result in cash consideration amounting to approximately £467.6 million being payable by AXIS to Novae Shareholders and participants in the Novae Share Schemes.

10. INFORMATION	RELATING TO NOVAE

Novae is a diversified property and casualty (re)insurer headquartered in London and operates through Syndicate 2007 at Lloyd’s. It was established in 1986 and has been listed on the London Stock Exchange since 1998. Novae writes both insurance and reinsurance for property, casualty and marine, aviation and political risk. The Novae Group employs approximately 350 people between its offices in London and Bermuda.

Novae is segmented into two main divisions:

•	Property, including US, UK and European Property Facilities, Medical Malpractice and Property Reinsurance; and

•	Marine, Aviation, Political Risk and Specialty, including Cyber, Marine & Energy, Political & Credit, US Excess Casualty and Aviation Reinsurance.

For the year ending 31 December 2016, Novae reported gross written premiums of approximately £901 million and profit before tax for the year of approximately £24 million. As at 31 December 2016, Novae had approximately £2,387 million of total assets and approximately £322 million of shareholders’ equity.

The Novae Group’s business has a proactive strategy focused on expert underwriting, consistent performance and dynamic capital management. As part of this, Novae has re-focused on a select number of core lines of business where it has underwriting expertise and can produce sustainable profits (core lines comprise Novae’s “Invest” and “Maintain” classes which delivered an average combined ratio of 80 per cent. between 2013 and 2016). Since 2013, this has resulted in Novae exiting 15 classes of business in lines where it does not hold leading offerings or where rates are under persistent market pressure, and growing its attractive core classes by approximately £410 million.

11.	NOVAE SHARE SCHEMES

Participants in any of the Novae Share Schemes will be contacted regarding the effect of the Acquisition on their rights under those plans and provided with further details concerning the proposals which will be made to them in due course.

Appropriate proposals will be made to the holders of vested and unvested awards under the Novae Share Schemes.

12.	OFFER-RELATED ARRANGEMENTS

AXIS and Novae have entered into a confidentiality agreement dated 6 June 2017 pursuant to which AXIS has undertaken, amongst other things, to: (a) keep confidential information relating to the Acquisition and Novae and not to disclose such information to third parties (other than certain permitted parties) unless required by law or regulation; and (b) use the confidential information only in connection with the acquisition of the whole of the issued and to be issued share capital of Novae.

Novae and AXIS have also entered into the Share Scheme Letter containing certain provisions that will apply in respect of the Novae Share Schemes, directors’ and officers’ insurance and certain other arrangements relating to employees.

13.	STRUCTURE OF THE ACQUISITION

It is intended that the Acquisition will be implemented by means of a Court sanctioned scheme of arrangement under Part 26 of the Companies Act. The Scheme is an arrangement between Novae and the Scheme Shareholders and is subject to the approval of the Court. The procedure involves, among other things, an application by Novae to the Court to sanction the Scheme, in consideration for which Scheme Shareholders will receive cash on the basis described in paragraph 2 above. The purpose of the Scheme is to provide for AXIS to become the owner of the entire issued and to be issued share capital of Novae.

The Acquisition is subject to a number of Conditions and certain further terms set out in Appendix 1 to this Announcement and to the full terms and conditions to be set out in the Scheme Document, and will only become Effective if, among other things, the following events occur on or before the Longstop Date:

•	a resolution to approve the Scheme is passed by a majority in number of the Scheme Shareholders present and voting (and entitled to vote) at the Court Meeting, either in person or by proxy, representing 75 per cent. or more in value of the Scheme Shares held by those Scheme Shareholders;

•	the Special Resolution necessary to implement the Scheme is passed at the General Meeting (which will require the approval of Novae Shareholders representing at least 75 per cent. of the votes cast at the General Meeting), which is expected to be held immediately after the Court Meeting;

•	following the Novae Meetings, the Scheme is sanctioned by the Court (without modification or with modification on terms agreed by AXIS and Novae); and

•	following such sanction, an office copy of the Scheme Court Order is delivered to the Registrar of Companies of England and Wales.

Upon the Scheme becoming Effective: (i) it will be binding on all Novae Shareholders, irrespective of whether or not they attended or voted at the Court Meeting and the General Meeting (and if they attended and voted, whether or not they voted in favour); and (ii) share certificates in respect of Novae Shares will cease to be of value and should be destroyed and entitlements to Novae Shares held within the CREST system will be cancelled. The consideration payable under the Scheme will be despatched to Scheme Shareholders by AXIS no later than 14 days after the Effective Date.

Any Novae Shares issued before the Scheme Record Time will be subject to the terms of the Scheme. The Special Resolution to be proposed at the General Meeting will, amongst other matters, provide that the Articles be amended to incorporate provisions requiring any Novae shares issued after the Scheme Record Time (other than to AXIS and/or its nominees) to be automatically transferred to AXIS on the same terms as the Acquisition (other than terms as to timings and formalities). The provisions of the Articles (as amended) will avoid any person (other than AXIS and its nominees) holding shares in the capital of Novae after the Effective Date.

The Scheme will lapse and the Acquisition will not proceed if:

•	the Court Meeting and the General Meeting are not held by the 22nd day after the expected date of such meetings to be set out in the Scheme Document in due course; or

•	the Scheme does not become Effective by the Longstop Date,

provided however that the deadlines for the timing of the Court Meeting and the General Meeting and the deadline for the Scheme to become Effective may be extended by agreement between AXIS and Novae, with the approval of the Court and/or the consent of the Panel, if required.

The Scheme will lapse and will not become Effective if:

(a)	insofar as the Merger constitutes, or is deemed to constitute, a concentration with an EU dimension within the scope of the Regulation, the European Commission either initiates proceedings under Article 6(1)(c) of the Regulation or makes a referral to the CMA under Article 4(4) or Article 9(1) of the Regulation and there is then a reference of the Merger or matter arising from or relating to it to the chair of the CMA for the constitution of a group under schedule 4 to the Enterprise and Regulatory Reform Act 2013; or

(b)	in so far as the Merger does not constitute, or is not deemed to constitute, a concentration with an EU dimension within the scope of the Regulation, the Merger or any matter arising from or relating to it becomes subject to a reference to the chair of the CMA for the constitution of a group under schedule 4 to the Enterprise and Regulatory Reform Act 2013, in either case, before the date of the Court Meeting and the General Meeting.

The Acquisition is conditional, amongst others, on the PRA and the FCA having approved (or being treated as having approved) the acquisition of control over the relevant regulated entities within the Novae Group which would result from the Acquisition, as more particularly described in Conditions 3.1 and 3.2. The Acquisition is also conditional on Lloyd’s giving its consent to each member of the AXIS Group becoming a controller of the relevant regulated entities within the Novae Group as a result of the Acquisition, as more particularly described in Condition 3.3.

It is expected that the Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and General Meeting, together with Forms of Proxy, will be posted to Novae Shareholders and (for information only) to participants of the Novae Share Schemes within 28 days of the date of this Announcement. Subject to the satisfaction or waiver of all relevant conditions, including the Conditions, and certain further terms set out in Appendix 1 to this Announcement and to be set out in the Scheme Document, it is expected that the Scheme will become Effective in Q4 2017. An expected timetable of principal events will be included in the Scheme Document.

14.	DISCLOSURE OF INTERESTS IN NOVAE

As at the close of business on 4 July 2017, being the last Business Day before the date of this Announcement, neither AXIS nor the directors of AXIS nor, so far as AXIS is aware, any person acting in concert with AXIS, had any interest in, right to subscribe for, or had borrowed or lent any Novae Shares or securities convertible or exchangeable into Novae Shares, nor did any such person have any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to take delivery, or any dealing arrangement of the kind referred to in Note 11 of the definition of acting in concert in the Code, in relation to Novae Shares or in relation to any securities convertible or exchangeable into Novae Shares.

In the interests of secrecy prior to releasing this Announcement, it has not been practicable for AXIS to have made any enquiries of certain parties who may be deemed by the Panel to be acting in concert with AXIS. Enquiries of such parties will be made as soon as practicable following the date of this Announcement and AXIS confirms that further disclosure in accordance with Rule 8.1(a) and Note 2(a)(i) on Rule 8 of the Code will be made as soon as possible, if required.

15.	DELISTING AND RE-REGISTRATION

It is intended that dealings in Novae Shares should be suspended shortly prior to the Effective Date at a time to be set out in the Scheme Document. It is further intended that an application will be made to the London Stock Exchange for the cancellation of the trading of Novae Shares on its main market for listed securities and the UK Listing Authority will be requested to cancel the listing of Novae Shares on the Official List to take effect on or shortly after the Effective Date.

Share certificates in respect of the Novae Shares will cease to be valid and should be destroyed on the first Business Day following the Effective Date.

In addition, entitlements held within the CREST system to the Novae Shares will be cancelled on the first Business Day following the Effective Date.

16.	OVERSEAS SHAREHOLDERS

The release, publication or distribution of this Announcement in or into jurisdictions other than the UK may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their Novae Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of England.

This Announcement is for information purposes only and is not intended to and does not constitute or form part of, any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise nor shall there be any sale, issuance or transfer of securities of Novae in any jurisdiction in contravention of applicable law. The Acquisition will be implemented solely by means of the Scheme Document (or if the Acquisition is implemented by way of a Takeover Offer, the offer document), which will contain the full terms and conditions of the Acquisition including details of how to vote in respect of the Acquisition. Any vote in respect of the Scheme (or, if applicable, the Takeover Offer) or other response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if applicable, acceptance under the offer document). Each Novae Shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him.

17.	DOCUMENTS PUBLISHED ON A WEBSITE

Copies of the following documents will, no later than 12 noon on 6 July 2017, be available on AXIS’s website at www.axiscapital.com and Novae’s website at www.novae.com until the end of the Acquisition:

•	this Announcement;

•	the irrevocable undertakings referred to in paragraph 7 (further details of which are set out in Appendix 3 of this Announcement); and

•	the confidentiality agreement and the Share Scheme Letter referred to in paragraph 12.

The contents of Novae’s website and AXIS’s website are not incorporated into and do not form part of this Announcement.

18.	GENERAL

The Acquisition will be subject to the Conditions and certain further terms set out in Appendix 1 and the further terms and conditions to be set out in the Scheme Document when issued.

AXIS shall be entitled to implement the Acquisition by way of a Takeover Offer rather than the Scheme with the consent of the Panel.

If the Acquisition is effected by way of a Takeover Offer and such Takeover Offer becomes or is declared unconditional in all respects and sufficient acceptances are received, AXIS intends to exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Companies Act to acquire compulsorily the remaining Novae Shares in respect of which the Takeover Offer has not been accepted.

The Acquisition will be governed by English law and will be subject to the jurisdiction of the courts of England and Wales. The Acquisition will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the FCA.

The sources of certain financial information and bases of calculation contained in this Announcement are set out in Appendix 2. Certain terms used in this Announcement are defined in Appendix 4.

Enquiries

AXIS Capital Holdings Limited
Joe Henry, Chief Financial Officer Linda Ventresca, Corporate Development Conrad Brooks, General Counsel	+1 212 500 7600 +1 212 500 7600 +1 212 500 7600

Credit Suisse International
Alejandro Przygoda Carlos Marque Joe Hannon Hugh Man	+1 212 325 2000 +1 212 325 2000 +44 20 7888 8888 +44 20 7888 8888

Fenchurch Advisory Partners LLP
Malik Karim Philippe Jacquemard Richard Locke Philip Evans	+44 20 7382 2222 +44 20 7382 2222 +44 20 7382 2222 +44 20 7382 2222

Novae Group plc
Matthew Fosh, Chief Executive Reeken Patel, Chief Financial Officer	+44 20 7050 9000 +44 20 7050 9000

Evercore Partners International LLP
Matthew Lindsey-Clark Stuart Britton Neil Bhadra	+44 20 7653 6000 +1 212 857 3100 +44 20 7653 6000

Canaccord Genuity Limited
Bruce Garrow Chris Connors	+44 20 7523 8000 +44 20 7523 8000

Simpson Thacher & Bartlett LLP and Willkie Farr & Gallagher LLP are retained as legal advisers to AXIS.

Slaughter and May is retained as legal adviser to Novae.

Further Information

This Announcement is for information purposes only and is not intended to and does not constitute or form part of, any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise nor shall there be any sale, issuance or transfer of securities of Novae in any jurisdiction in contravention of applicable law. The Acquisition will be implemented solely by means of the Scheme Document (or if the Acquisition is implemented by way of a Takeover Offer, the offer document), which will contain the full terms and conditions of the Acquisition including details of how to vote in respect of the Acquisition. Any vote in respect of the Scheme (or, if applicable, the Takeover Offer) or other response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if applicable, acceptance under the offer document). Each Novae Shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him.

Credit Suisse International, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser exclusively for AXIS and no one else in connection with the matters referred to in this Announcement and will not be responsible to any person other than AXIS for providing the protections afforded to clients of Credit Suisse International, nor for providing advice in relation to the content of this Announcement or any matter referred to herein. Neither Credit Suisse International nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse International in connection with this announcement, any statement contained herein or otherwise.

Fenchurch Advisory Partners LLP, which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting as financial adviser exclusively for AXIS and no one else in connection with the matters referred to in this Announcement and will not be responsible to any person other than AXIS for providing the protections afforded to clients of Fenchurch Advisory Partners LLP, nor for providing advice in relation to the content of this Announcement or any matter referred to herein. Neither Fenchurch Advisory Partners LLP nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Fenchurch Advisory Partners LLP in connection with this announcement, any statement contained herein or otherwise.

Evercore, which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting as financial adviser exclusively for Novae and no one else in connection with the matters referred to in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than Novae for providing the protections afforded to clients of Evercore, nor for providing advice in relation to the content of this Announcement or any matter referred to herein. Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with this announcement, any statement contained herein or otherwise.

Canaccord Genuity Limited, which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively for Novae as corporate broker and no-one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than Novae for providing the protections afforded to its clients or for providing advice in relation to the subject matter of this Announcement.

Overseas Jurisdictions

The release, publication or distribution of this Announcement in or into jurisdictions other than the UK may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their Novae Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of England.

Copies of this Announcement and formal documentation relating to the Acquisition will not be, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the laws of that jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Acquisition. If the Acquisition is implemented by way of Takeover Offer (unless otherwise permitted by applicable law or regulation), the Takeover Offer may not be made, directly or indirectly, in or into or from within any Restricted Jurisdiction.

The Acquisition relates to the shares of an English company that is a “foreign private issuer” as defined in Rule 3b-4 under the US Securities Exchange Act of 1934, as amended, and is proposed to be effected by means of a scheme of arrangement under English law. Neither the US proxy solicitation rules nor (unless implemented by means of an offer) the tender offer rules under the US Securities Exchange Act of 1934, as amended, will apply to the Acquisition. Accordingly, the Scheme will be subject to the disclosure requirements and practices applicable to the United Kingdom and under the Code to schemes of arrangement, which differ from the disclosure requirements of the US proxy solicitation rules and tender offer rules. Neither the SEC, nor any securities commission of any state of the United States, has approved the Acquisition, passed upon the fairness of the Acquisition or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offence in the United States. Financial information relating to Novae included in this Announcement and the Scheme Document has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The receipt of cash pursuant to the Acquisition by a US beneficial owner of Novae Shares as consideration for the transfer of its Scheme Shares pursuant to the Scheme will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under other applicable tax laws, including any applicable United States state and local, as well as non-US, tax laws. Each Novae Shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him.

If the Acquisition is implemented by way of a Takeover Offer and AXIS determines to extend such offer into the United States, the offer will be made in compliance with applicable UK and US securities laws and regulations, including the US tender offer rules.

In accordance with normal UK practice, AXIS or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Novae Shares outside of the US, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes Effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com .

Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

Forward-looking statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Acquisition, and other information published by AXIS and Novae contain statements which are, or may be deemed to be, “forward looking statements”. Such forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which the AXIS Group or the Enlarged Group will operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. The forward looking statements contained in this Announcement relate to the AXIS Group or the Enlarged Group’s future prospects, developments and business strategies, the expected timing and scope of the Acquisition and other statements other than historical facts. In some cases, these forward looking statements can be identified by the use of forward looking terminology, including the terms “can be”, “target”, “expect”, “estimate”, “aims”, “opportunity”, “create”, “represents”, “extends”, “provides”, “enables”, “achieve”, “intends”, “will”, “would”, “could”, “should”, “proposed”, “enhancing”, “synergies” or “believe” or their negatives or other variations or comparable terminology. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. If any one or more of these risks or uncertainties materialises or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward looking statements should therefore be construed in the light of such factors. Neither AXIS nor Novae, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this Announcement will actually occur. Given these risks and uncertainties, potential investors should not place any reliance on forward looking statements.

The forward looking statements speak only at the date of this Announcement. AXIS and Novae expressly disclaim any obligation to update such statements other than as required by law or by the rules of any competent regulatory authority, whether as a result of new information, future events or otherwise.

No profit forecasts

No statement in this Announcement is intended as a profit forecast or profit estimate and no statement in this Announcement should be interpreted to mean that earnings per Novae Share or AXIS Share for the current or future financial years would necessarily match or exceed the respective historical published earning per Novae Share or AXIS Share or to mean that the Enlarged Group’s earnings in the first 12 months following the Acquisition, or in any subsequent period, would necessarily match or be greater than those of AXIS or Novae for the relevant preceding financial period or any other period.

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) of the Code applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8 of the Code. A Dealing Disclosure by a person to whom Rule 8.3(b) of the Code applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the Code.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the Code).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.com, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Electronic communications

Please be aware that addresses, electronic addresses and certain other information provided by Novae Shareholders, persons with information rights and other relevant persons for the receipt of communications from Novae may be provided to AXIS during the offer period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.12(c).

The contents of the websites referred to in this Announcement are not incorporated into and do not form part of this Announcement.

Publication on website and hard copies

In accordance with Rule 26.1 of the Code, a copy of this Announcement will be published and made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on AXIS’s website at www.axiscapital.com and Novae’s website at www.novae.com by no later than 12 noon on the Business Day following this Announcement. For the avoidance of doubt, the contents of those websites are not incorporated by reference into, and do not form part of, this Announcement.

Novae Shareholders and AXIS shareholders may request a hard copy of this Announcement by contacting the registrar of Novae during business hours on +44 (0) 370 707 1327 or by submitting a request in writing to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS99 6ZZ. Your attention is drawn to the fact that a hard copy of this Announcement will not be sent to you unless so requested. You may also request that all future documents, announcements and information to be sent to you in relation to the Acquisition should be in hard copy form.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 requirement

In accordance with Rule 2.9 of the Code, Novae confirms that at the date of this Announcement, it has in issue and admitted to trading on the main market of the London Stock Exchange 64,425,640 ordinary shares of £1.125 each. The ISIN of the Novae Shares is GB00B40SF849.

APPENDIX 1

CONDITIONS AND CERTAIN FURTHER TERMS TO THE ACQUISITION AND THE SCHEME

PART A: CONDITIONS TO THE SCHEME AND THE ACQUISITION

SCHEME CONDITIONS

1.	The Acquisition will be conditional upon the Scheme becoming unconditional and becoming Effective, subject to the provisions of the Code, by no later than the Longstop Date.

2.	The Scheme will be subject to the following conditions:

2.1.	its approval by a majority in number of Scheme Shareholders who are on the register of members of Novae at the Voting Record Time, present and voting, whether in person or by proxy, representing 75 per cent. or more in value of the Scheme Shares held by those Scheme Shareholders, at the Court Meeting (or any adjournment thereof, provided that the Court Meeting may not be adjourned beyond the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course, or such later date (if any) as AXIS and Novae may agree and the Court may allow);

2.2.	all resolutions required to approve and implement the Scheme (including, without limitation, the Special Resolution) being duly passed by the requisite majority at the General Meeting (or any adjournment thereof, provided that the General Meeting may not be adjourned beyond the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document in due course, or such later date (if any) as AXIS and Novae may agree and the Court may allow); and

2.3.	the sanction (without modification or with modification on terms acceptable to AXIS and Novae) of the Scheme by the Court, provided that the Scheme Court Hearing may not be adjourned beyond the 22nd day after the expected date of the Scheme Court Hearing to be set out in the Scheme Document in due course, or such later date (if any) as AXIS and Novae may agree and the Court may allow, and an office copy of the Scheme Court Order being delivered to the Registrar of Companies of England and Wales.

GENERAL CONDITIONS

3.	AXIS and Novae have agreed that, subject as stated below and to the requirements of the Panel, the Acquisition will also be conditional upon, and accordingly the necessary actions to make the Acquisition Effective will only be taken on, the satisfaction or waiver of the following Conditions:

Regulatory and merger control clearances

Prudential Regulation Authority

3.1.	the PRA:

(a)	having given notice of its unconditional approval in writing under section 189(4)(a) of FSMA, or having given notice of its conditional approval by means of a decision notice under section 189(7) of FSMA on terms satisfactory to AXIS acting reasonably; or

(b)	being treated as having given its approval by virtue of section 189(6) of FSMA,

in respect of any increase in or acquisition of control (as defined in sections 181 and 182 of FSMA) over Novae Syndicates Limited which would take place as a result of the Acquisition becoming Effective;

Financial Conduct Authority

3.2.	the FCA:

(a)	having given notice of its unconditional approval in writing under section 189(4)(a) of FSMA, or having given notice of its conditional approval by means of a decision notice under section 189(7) of FSMA on terms satisfactory to AXIS acting reasonably; or

(b)	being treated as having given its approval by virtue of section 189(6) of FSMA,

in respect of any increase in control (as defined in sections 181 and 182 of FSMA) over Novae Underwriting Limited which would take place as a result of the Acquisition becoming Effective;

Lloyd’s of London

3.3.	Lloyd’s (acting through the Council of Lloyd’s or its Franchise Board, as the case may be) having given its consent in writing, pursuant to (i) paragraph 12 of the Lloyd’s Membership Byelaw, in respect of each member of the AXIS Group that will become a controller of Novae Corporate Underwriting Limited and each Dormant Corporate Member; and (ii) paragraph 43 of the Lloyd’s Underwriting Byelaw, in respect of each member of the AXIS Group that will become a controller of Novae Underwriting Limited, in each case in relation to such as would take place as a result of the Acquisition becoming Effective and where, in each case, the meaning of “controller” follows that of the relevant Byelaw;

Bermuda Monetary Authority

3.4.	the BMA having given written notice that it has no objection to any change in the shareholder controller(s) of Novae Bermuda Limited notified by the relevant member(s) of the AXIS Group in accordance with Section 30D of the Bermuda Insurance Act 1978 which would take place as a result of the Acquisition becoming Effective;

Merger control

3.5.	the European Commission indicating that it does not intend to initiate proceedings under Article 6(1)(c) of the Regulation (or being deemed to have done so under Article 10(6) of the Regulation); and

3.6.	to the extent that the European Commission refers any aspect of the Merger to a competent authority of any Member State of the European Union or EFTA, under Article 9 of the Regulation, all relevant notifications or filings having been made, all appropriate waiting periods having expired, lapsed or been terminated and all such clearances or approvals having been granted (or being deemed to have been granted in accordance with the relevant law) provided that each such clearance or approval has an equivalent effect to the decision referred to in Condition 3.5 above.

General Third Party clearances

3.7.	all notifications to, and filings with, Third Parties which are necessary in order to allow the Acquisition to close having been made, all necessary waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory or regulatory obligations in any relevant jurisdiction having been complied with in each case in connection with the Scheme or Acquisition or the acquisition of any shares or other securities in, or control of, Novae or any other member of the wider Novae Group by any member of the wider AXIS Group where the direct consequence of failure to make a notification or filing or to wait for the expiry, lapse or termination of any such waiting or time period is material in the context of the wider AXIS Group or the wider Novae Group, in each case, taken as a whole;

3.8.	no Third Party whose consent or nonintervention is required in order to allow the Acquisition to close having intervened (as defined in paragraph 4.4 below) which would or might reasonably be expected to (in each case, which is material in the context of the wider AXIS Group or the wider Novae Group, in each case, taken as a whole):

(a)	make the Scheme or the Acquisition or, in each case, its implementation or the acquisition or proposed acquisition by AXIS or any member of the wider AXIS Group of any shares or other securities in, or control of, Novae or any member of the wider Novae Group void, illegal or unenforceable in any relevant jurisdiction, or otherwise directly or indirectly materially restrain, prevent, prohibit, restrict or delay the same or impose additional material conditions or obligations with respect to the Scheme or the Acquisition or such acquisition, or otherwise materially impede, challenge or interfere with the Scheme or Acquisition or such acquisition, or require material amendment to the terms of the Scheme or Acquisition or the acquisition or proposed acquisition of any Novae Shares or the acquisition of control of Novae or the wider Novae Group by AXIS or any member of the AXIS Group;

(b)	materially limit or delay, or impose any material limitations on, the ability of any member of the wider AXIS Group or any member of the wider Novae Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities in, or to exercise voting or management control over, any member of the wider Novae Group or any member of the wider AXIS Group;

(c)	require, prevent or materially delay the divestiture by any member of the wider AXIS Group of any shares or other securities in Novae;

(d)	require, prevent or materially delay the divestiture by any member of the wider AXIS Group or by any member of the wider Novae Group of all or any portion of their respective businesses, assets or properties or materially limit the ability of any of them to conduct any of their respective businesses or to own or control any of their respective assets or properties or any part thereof;

(e)	except pursuant to sections 974 to 991 of the Companies Act, require any member of the wider AXIS Group or of the wider Novae Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member, or repay any indebtedness of any member of the wider AXIS Group or the wider Novae Group owned by or owed to any third party;

(f)	materially limit the ability of any member of the wider AXIS Group or of the wider Novae Group to conduct or integrate or coordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the wider AXIS Group or of the wider Novae Group;

(g)	result in any member of the wider Novae Group or the wider AXIS Group ceasing to be able to carry on business under any name under which it presently does so; or

(h)	otherwise materially adversely affect any or all of the business, assets, value, profits, operational performance, financial or trading position or prospects of any member of the wider Novae Group or of the wider AXIS Group, and all applicable waiting and other time periods (including extensions thereof) during which any Third Party whose consent is required in order to allow the Acquisition to close could intervene (as defined in 4.4 below) under the laws of any relevant jurisdiction having expired, lapsed or been terminated;

3.9.	all material Authorisations which are necessary in order to allow the Acquisition to close in any relevant jurisdiction for or in respect of the Scheme or Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control of, Novae or any other member of the wider Novae Group by any member of the wider AXIS Group having been obtained, in terms and in a form reasonably satisfactory to AXIS, from all appropriate Third Parties or from any persons or bodies with whom any member of the wider Novae Group has entered into contractual arrangements, in each case where the absence of such Authorisation necessary to allow the Acquisition to close would have a material adverse effect on the wider Novae Group taken as a whole and all such Authorisations remaining in full force and effect and there being no notice or intimation of any intention to revoke, suspend, restrict, modify or not to renew any of the same;

Certain matters arising as a result of any arrangement, agreement etc.

3.10.	except as Disclosed, there being no provision of any agreement, arrangement, licence, permit, franchise, lease or other instrument to which any member of the wider Novae Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject or any circumstance, which, in each case as a consequence of the Scheme or Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control of, Novae or any other member of the wider Novae Group by any member of the wider AXIS Group or because of a change in the control of Novae or any other member of the wider Novae Group or otherwise, would or might reasonably be expected to result (in each case to an extent which is material in the context of the wider Novae Group as a whole) in:

(a)	any monies borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(b)	any such agreement, arrangement, licence, permit, franchise, lease or instrument or the rights, liabilities, obligations, interests or business of any such member thereunder being, or becoming capable of being, terminated or adversely modified or adversely affected or any obligation or liability arising thereunder or any adverse action being taken thereunder;

(c)	any assets or interests of any such member being or falling to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member otherwise than in the ordinary course of business;

(d)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or other security interest (wherever created, arising or having arisen) being enforced or becoming enforceable otherwise than in the ordinary course of business;

(e)	the rights, liabilities, obligations or interests of any such member under any such agreement, arrangement, licence, permit, franchise, lease or other instrument, or the interests or business of any such member in or with, any person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated, adversely modified or adversely affected or any onerous obligation or liability arising or any adverse action being taken or arising thereunder;

(f)	the business, assets, value, profits or operational performance of any such member or its financial or trading position being prejudiced or adversely affected;

(g)	any such member ceasing to be able to carry on business under any name under which it presently does so;

(h)	the creation or acceleration of any liability, actual or contingent, by any such member or for which any such member may be responsible other than liabilities incurred in the ordinary course of business;

(i)	the creation or acceleration of any liability to taxation of any such member other than liabilities incurred in the ordinary course of business; or

(j)	any liability of any such member to make any severance, termination, bonus or other payment to any of its directors or other officers other than where such liabilities are incurred in the ordinary course of business, and no event having occurred which, under any provision of any agreement, arrangement, licence, permit, franchise, lease or other instrument to which any member of the wider Novae Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would result in or would reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (a) to (i) of this Condition 3.10 (in each case to an extent which is or would be material in the context of the wider Novae Group as a whole);

3.11.	except as Disclosed, no member of the wider Novae Group having, since 31 December 2016:

(a)	save as between Novae and wholly-owned subsidiaries of Novae or for Novae Shares issued pursuant to the exercise of options, awards and other rights granted under the Novae Share Schemes, issued, agreed to issue, authorised the issue or proposed the issue of additional shares of any class;

(b)	sold or transferred or agreed to sell or transfer any Novae Shares held by Novae as treasury shares except for the issue or transfer out of treasury of Novae Shares on the exercise of employee share options or vesting of employee share awards;

(c)	save as between Novae and wholly-owned subsidiaries of Novae or for the grant of options, awards and other rights under the Novae Share Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible or exchangeable into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible or exchangeable securities;

(d)	except in relation to necessary changes made or agreed as a result of or arising from, changes to legislation, made or agreed or consented to any significant change to: (i) the terms of the trust deeds, rules, policy or other governing documents constituting any pension scheme or other retirement or death benefit arrangement established for the directors, former directors, employees or former employees of any entity in the wider Novae Group or their dependants (a “Relevant Pension Plan”); (ii) the basis on which benefits accrue, pensions which are payable or the persons entitled to accrue or be paid benefits, under any Relevant Pension Plan; (iii) the basis on which the liabilities of any Relevant Pension Plan are funded or valued; (iv) the manner in which the assets of any Relevant Pension Plan are invested; or (v) the basis or rate of employer contribution to a Relevant Pension Plan;

(e)	carried out any act: (i) which would or could reasonably be expected to lead to the commencement of the winding up of any Relevant Pension Plan; (ii) which would or might create a material debt owed by an employer to any Relevant Pension Plan; or (iii) which would or might accelerate any material obligation on any employer to fund or pay additional contributions to any Relevant Pension Plan;

(f)	other than to another member of the Novae Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(g)	other than pursuant to the Acquisition and save as between Novae and its wholly-owned subsidiaries or between wholly-owned subsidiaries of Novae and save for any transaction in the ordinary course of business, merged or demerged with any body corporate, partnership or business or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case to an extent which is material in the context of the wider Novae Group as a whole;

(h)	save as between Novae and its wholly-owned subsidiaries or between wholly-owned subsidiaries of Novae, made or authorised or proposed or announced an intention to propose any change in its loan capital, in each case, (i) other than in the ordinary course of business and (ii) to an extent which is material in the context of the wider Novae Group as a whole;

(i)	issued or authorised or proposed the issue of, or made any change in or to, any debentures or (except as between Novae and its wholly-owned subsidiaries or between wholly-owned subsidiaries of Novae) incurred or increased any indebtedness or become subject to any guarantee or liability (actual or contingent), in each case (i) other than in the ordinary course of business and (ii) to an extent which is material in the context of the wider Novae Group as a whole;

(j)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital, in each case, to an extent which is material in the context of the wider Novae Group as a whole;

(k)	other than pursuant to the Acquisition (and except for transactions between Novae and its wholly-owned subsidiaries or between wholly-owned subsidiaries of Novae or transactions in the ordinary course of business) implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement, in each case, to an extent which is material in the context of the wider Novae Group as a whole;

(l)	entered into or varied the terms of any contract, agreement or arrangement with any director or senior executive of any member of the wider Novae Group, save for salary increases, bonuses or variation of terms in the ordinary course of business which, in each case, is material in the context of the wider Novae Group;

(m)	entered into or varied or authorised, proposed or announced its intention, other than in the ordinary course of business, to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which involves an obligation of such a nature or magnitude, and in each such case is or would be reasonably likely to be material in the context of the wider Novae Group or which is or is reasonably likely to be restrictive on the business of any member of the wider Novae Group to an extent which is reasonably likely to be material in the context of the wider Novae Group;

(n)	other than in respect of a member which was dormant and solvent at the relevant time, taken any corporate action or had any legal proceedings started or threatened in writing against it or petition presented or order made for its winding-up (voluntarily or otherwise), striking off, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator (including the filing of an administration application, notice of intention to appoint an administrator or notice of appointment of an administrator), trustee or similar officer of all or any material part of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed which in any case is material in the context of the Novae Group taken as a whole;

(o)	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or proposed or entered into any composition or voluntary arrangement with its creditors (or any class of them) or the filing at court of documentation in order to obtain a moratorium prior to a voluntary arrangement or, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, in each case, to an extent which is material in the context of the wider Novae Group as a whole or ceased or threatened to cease carrying on all or a substantial part of its business;

(p)	entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the wider Novae Group other than to a nature and extent which is normal in the context of the business concerned, to an extent which is or would be reasonably likely to be material in the context of the wider Novae Group as a whole;

(q)	otherwise than in respect of claims between Novae and its wholly-owned subsidiaries, waived or compromised any claim which is or would be reasonably likely to be material in the context of the wider Novae Group as a whole;

(r)	made any alteration to its memorandum or articles of association which is material in the context of the Scheme or the Acquisition or the acquisition by any member of the wider AXIS Group of any shares or other securities in, or control of, Novae or any other member of the wider Novae Group;

(s)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the wider Novae Group, in each case, in a manner which is material in the context of the Novae Group taken as a whole; or

(t)	other than in the ordinary course of business, entered into any contract, commitment, arrangement or agreement or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition 3.11;

No adverse change, litigation or regulatory enquiry

3.12.	since 31 December 2016 and save as Disclosed:

(a)	no material adverse change or deterioration having occurred in the business, assets, value, financial or trading position, profits, operational performance or prospects of the wider Novae Group taken as a whole;

(b)	other than as a result of the Acquisition, no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the wider Novae Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any third party against or in respect of any member of the wider Novae Group having been instituted, announced or threatened in writing by or against or remaining outstanding in respect of any member of the wider Novae Group which in any such case is material in the context of the wider Novae Group as a whole;

(c)	(other than as a result of or in connection with the Acquisition) no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened, announced, implemented, instituted by or against or remaining outstanding against or in respect of any member of the wider Novae Group which in any case is material in the context of the Novae Group taken as a whole;

(d)	no contingent or other liability having arisen which would have or would reasonably be expected to have a material adverse effect on the wider Novae Group as a whole;

(e)	no steps having been taken and no omissions having been made which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the wider Novae Group which is necessary for the proper carrying on of its business and the absence of which in any case is material in the context of the wider Novae Group as a whole;

(f)	other than with the consent of AXIS, no action having been taken or proposed by any member of the wider Novae Group, either (i) following the approval of the Novae Shareholders in respect of such action or (ii) where the Panel has not been consulted and the approval of the Novae Shareholders has not been sought in respect of such action, in either case under Rule 21.1 of the Code where such action would be materially inconsistent with the implementation by AXIS of the Acquisition on the basis contemplated as at the date of this Announcement; and

(g)	no member of the wider Novae Group having conducted its business in breach of any applicable laws and regulations which in any case is material in the context of the wider Novae Group as a whole;

No discovery of certain matters

3.13.	save as Disclosed, AXIS not having discovered:

(a)	that any financial, business or other information concerning the wider Novae Group as contained in the information publicly disclosed or disclosed to any member of the wider AXIS Group or its advisers in connection with the Acquisition, in each case by or on behalf of any member of the wider Novae Group at any time prior to the date of this Announcement, is materially misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not materially misleading and which was not subsequently corrected before the date of this Announcement by public disclosure or by disclosure to any member of the wider AXIS Group or its advisers (as applicable) to an extent which in any case is material in the context of the wider Novae Group as a whole;

(b)	that any member of the wider Novae Group is subject to any liability (contingent or otherwise) which is material in the context of the Novae Group as a whole and which is not disclosed in the annual report or accounts of Novae for the year ended 31 December 2016; or

(c)	any information which affects the import of any information Disclosed at any time prior to this Announcement by or on behalf of any member of the wider Novae Group to any member of the wider AXIS Group, in each case which is material in the context of the wider Novae Group as a whole; and

Anti-corruption, sanctions and criminal property

3.14.	save as Disclosed, AXIS not having discovered:

(a)

that any past or present member, director, officer or employee of the wider Novae Group or any person that performs or has performed services for or on behalf of the wider Novae Group is or has at any time engaged in any or has paid or agreed to pay any bribe including any “inducement fee” given or agreed to give any similar gift or benefit or paid or agreed to pay to a concealed bank account or fund to or for the account of, any customer, supplier, governmental official or employee, representative of a political party, or other person for the purpose of obtaining or retaining business or otherwise engaged in any activity, done such things (or omitted to do such things) in contravention of the Bribery Act 2010, as amended, or the US Foreign Corrupt Practices Act 1977, as amended or any other anti-corruption legislation applicable to the wider Novae Group which, in each case, is material in the context of the wider Novae Group taken as a whole;

(b)	any material asset of any member of the wider Novae Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition);

(c)	that any past or present member, director, officer or employee of the of wider Novae Group has engaged in any business with or made any investments in, or made any payments, funds or assets available, to or received any funds or assets from: (i) any government, entity or individual in respect of which US or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US or European Union laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control or HM Treasury & Customs; or (ii) any government, entity or individual named by any of the economic sanctions of the United Nations or the European Union or any of their respective member states which, in each case, is material in the context of the wider Novae Group taken as a whole; or

(d)	a member of the Novae Group has engaged in any transaction which would cause AXIS to be in breach of any law or regulation upon its acquisition of Novae, including the economic sanctions of the United States Office of Foreign Assets Control, or HM Treasury & Customs, or any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the European Union or any of its member states which, in each case, is material in the context of the wider Novae Group taken as a whole.

4.	For the purposes of these Conditions:

4.1.	“Authorisations” means authorisations, orders, grants, recognitions, determinations, certificates, confirmations, consents, licences, clearances, notifications, filings, permissions and approvals, in each case, of a Third Party;

4.2.	“Disclosed” means information which has been fairly disclosed by or on behalf of Novae: (i) in the annual report and accounts of the Novae Group for the year ended 31 December 2016; (ii) in this Announcement; (iii) in any other public announcement by, or on behalf of, Novae in accordance with the Market Abuse Regulation or the Listing Rules or Disclosure and Transparency Rules (as applicable) prior to the date of this Announcement; (iv) in writing prior to the date of this Announcement by or on behalf of Novae to AXIS (or its respective officers, employees, agents or advisers in their capacity as such); or (v) in the virtual data room operated by or on behalf of Novae in respect of the Acquisition prior to the date of this Announcement;

4.3.	“Third Party” means any central bank, government, government department or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, authority (including any national or supranational anti-trust or merger control authority), court, trade agency, association, institution or professional or environmental body or any other body or person whatsoever in any jurisdiction (including, for the avoidance of doubt, the Panel);

4.4.	a Third Party shall be regarded as having “intervened” if it has decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or made, proposed or enacted any statute, regulation, decision or order or taken any measures or other steps or required any action to be taken or information to be provided and “intervene” shall be construed accordingly; and

4.5.	the “wider Novae Group” means Novae and its subsidiary undertakings, associated undertakings and any other undertaking in which Novae and/or such undertakings (aggregating their interests) have a significant interest and the “wider AXIS Group” means AXIS and its subsidiary undertakings, associated undertakings and any other undertaking in which AXIS and/or such undertakings (aggregating their interests) have a significant interest and for these purposes “subsidiary undertaking”, “undertaking” and “associated undertaking” have the meanings given by the Companies Act and “associated undertaking” has the meaning given to it by paragraph 19 of Schedule 6 of the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations which shall be excluded for this purpose, and “significant interest” means a direct or indirect interest in ten per cent. or more of the equity share capital (as defined in the Companies Act).

PART B: FURTHER TERMS AND CONDITIONS

Waiver and invocation of the Conditions

5.	The Scheme will not become Effective unless the Conditions have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by AXIS to be or remain satisfied by no later than the Longstop Date.

6.	Subject to the requirements of the Panel, AXIS reserves the right to waive, in whole or in part, all or any of the above Conditions, except Condition 2.

7.	Conditions 3.1 to 3.14 (inclusive) must be fulfilled, or waived, by no later than 11:59 p.m. on the day immediately preceding the date of the Scheme Court Hearing, failing which the Scheme will lapse. AXIS shall not be obliged: (i) to waive or treat as satisfied any Condition that AXIS is entitled, with the permission of the Panel where required by the Code, to invoke; or (ii) where AXIS has given notice to Novae that it considers it is or may be entitled to invoke a Condition, to waive or treat as satisfied any Condition before the date on which the Panel rules (or if any such ruling is capable to appeal, AXIS confirms that it does not intend to appeal) that any such Condition may not be invoked.

8.	AXIS undertakes that it will, immediately before the Scheme Court Hearing, provide notice in writing to Novae that either (i) the Conditions (except Condition 2) have each been satisfied or that AXIS has waived or treated as satisfied such Conditions or (ii) to the extent permitted by the Panel, it intends to invoke or treat as incapable of satisfaction each or any Condition.

9.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

Implementation by way of Takeover Offer

10.

Subject to obtaining the consent of the Panel, AXIS reserves the right to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme. In such event, such Takeover Offer will be implemented on substantially the same terms and conditions, so far as applicable, as those which would apply to the Scheme subject to appropriate amendments to reflect the change in method of effecting the Takeover Offer, including (without limitation) the inclusion of an acceptance condition set at 75 per cent. (or such lower percentage as AXIS may, subject to the rules of the Code and with the consent of the Panel, decide) of the Novae Shares to which the Takeover Offer relates or, where any of the circumstances set out in Note 2 of Section 8 of Appendix 7 of the Code applies, 90 per cent. of the Novae Shares to which the Takeover Offer relates (or such other percentage, being more than 50 per cent. of the Novae Shares to which the Takeover Offer relates, as AXIS may, subject to the rules of the Code and with the consent of the Panel, decide).

Certain further terms of the Acquisition

11.	Under Rule 13.5(a) of the Code, AXIS may not invoke a Condition to the Acquisition so as to cause the Acquisition not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the Condition are of material significance to AXIS in the context of the Acquisition. Condition 2 and, if applicable, any acceptance condition if the Acquisition is implemented by means of a Takeover Offer, are not subject to this provision of the Code.

12.	If AXIS is required by the Panel to make an offer for Novae Shares under the provisions of Rule 9 of the Code, AXIS may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.

13.	The Scheme will lapse and will not become Effective if:

(a)	insofar as the Merger constitutes, or is deemed to constitute, a concentration with an EU dimension within the scope of the Regulation, the European Commission either initiates proceedings under Article 6(1)(c) of the Regulation or makes a referral to the CMA under Article 4(4) or Article 9(1) of the Regulation and there is then a reference of the Merger or matter arising from or relating to it to the chair of the CMA for the constitution of a group under schedule 4 to the Enterprise and Regulatory Reform Act 2013; or

(b)	in so far as the Merger does not constitute, or is not deemed to constitute, a concentration with an EU dimension within the scope of the Regulation, the Merger or any matter arising from or relating to it becomes subject to a reference to the chair of the CMA for the constitution of a group under schedule 4 to the Enterprise and Regulatory Reform Act 2013, in either case, before the date of the Court Meeting and the General Meeting.

14.	Novae Shares will be acquired by AXIS fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights attaching to them as at the date of this Announcement or subsequently attaching or accruing to them, including the right to receive and retain, in full, all dividends and other distributions (if any) paid or payable, or any other return of capital made, on or after the date of this Announcement.

15.

If, on or after the date of this Announcement, any dividend and/or other distribution and/or other return of capital is announced, declared or paid in respect of the Novae Shares, AXIS reserves the right (without prejudice to any right of AXIS to invoke Condition 3.11(f)), to reduce the offer consideration for the Novae Shares by an amount up to the amount of such dividend and/or distribution and/or return of capital so announced, declared or paid, in which case any reference in this Announcement or in the Scheme Document to the offer consideration for the Novae Shares will be deemed to be a reference to the offer consideration as so reduced. To the extent that any such dividend and/or distribution and/or other return of capital is announced, declared or paid and it is: (i) transferred pursuant to the Acquisition on a basis which entitles AXIS to receive the dividend or distribution and to retain it; or (ii) cancelled, the offer consideration will not be subject to change in accordance with this paragraph. Any exercise by AXIS of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Acquisition. For the further avoidance of doubt, any payments made in cash or by way of the delivery of shares on the vesting of awards calculated by reference to dividends accrued in respect of those underlying vested shares are not to be construed as a dividend, distribution or return of capital for these purposes.

16.	The Acquisition will be subject, inter alia, to the Conditions and certain further terms which are set out in this Appendix 1 and those terms which will be set out in the Scheme Document and the Share Scheme Letter and such further terms as may be required to comply with the Listing Rules and the provisions of the Code.

17.	The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about and observe any applicable requirements. Further information in relation to Overseas Shareholders will be contained in the Scheme Document.

18.	This Announcement and any rights or liabilities arising hereunder, the Acquisition, the Scheme, and proxies will be governed by English law and be subject to the exclusive jurisdiction of the courts of England and Wales. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the FCA.

APPENDIX 2

SOURCES OF FINANCIAL INFORMATION AND BASES OF CALCULATION USED IN THIS ANNOUNCEMENT

In this Announcement, unless otherwise stated, or the context otherwise requires, the following bases and sources have been used:

1.	Financial information relating to Novae is extracted (without adjustment) from the audited consolidated financial statements for the Novae Group for the financial year ended 31 December 2016.

2.	The value of the Acquisition is calculated on the basis of the fully diluted number of Novae Shares (at the price per Novae Share set out on page 1 of this Announcement) in issue referred to in paragraph 4 below.

3.	As at the close of business on 4 July 2017, being the Business Day before the date of this Announcement, Novae had in issue 64,425,640 Novae Shares. The ISIN for Novae Shares is GB00B40SF849.

4.	The fully diluted share capital of Novae (being 66,795,621 Novae Shares) is calculated on the basis of 64,425,640 Novae Shares in issue on 4 July 2017, being the Business Day before the date of this Announcement (which includes the number of Novae Shares (being 1,027,994) held by Sanne Trust Company Limited, Novae’s employee benefit trust) and in addition up to 2,369,981 further Novae Shares based on the maximum position under scheme rules which could be issued pursuant to such rules on or after the date of this Announcement via the vesting of awards, or settled via alternative means, under the Novae Share Schemes on the basis explained in this Announcement. The calculation of the fully diluted share capital of Novae does not take into account (i) the arrangements relating to the vesting of awards under the Novae Share Schemes contained in the Share Scheme Letter or (ii) any amount which could be payable on the vesting of awards under the Novae Shares Schemes in respect of dividends that would have accrued in respect of the underlying vested shares under those awards and which could be settled in Novae Shares.

5.	The price per Novae Share set out on page 1 of this Announcement values the entire issued and to be issued ordinary share capital of Novae at approximately £467.6 million on the basis of a fully diluted share capital of 66,795,621 Novae Shares, assuming that all rights in respect of the vesting of awards under the Novae Share Schemes are exercised, or settled via alternative means, on the basis explained in paragraph 4 above.

6.	The reported net tangible book value of Novae of £318.8 million referred to on pages 1 and 10 of this Announcement is extracted from the audited consolidated financial statements for the Novae Group for the financial year ended 31 December 2016.

7.	The total managed capital amount of $7.9 billion referred to on page 13 of this Announcement is composed of common equity of $5.1 billion, debt of $1 billion, third party capital of $1 billion and preferred equity of $0.8 billion. The common equity and debt figures are extracted from the audited consolidated financial statements for the AXIS Group for the financial year ended 31 December 2016 and the third party capital and preferred equity figures are extracted from an insurance conference presentation by AXIS to Bank of America Merril Lynch dated 15 February 2017.

8.	The reference to the creation of a c.$2 billion player in the London specialty market on page 2 of this announcement and c.$2 billion of gross premium written in the London specialty market on page 11 of this Announcement is composed of $291 million written at Lloyd’s by AXIS, $1,222 million written at Lloyd’s by Novae and $487 million written on AXIS company paper.

9.	Unless otherwise stated, all prices and closing prices for Novae Shares are closing middle market quotations derived from the daily official list of the London Stock Exchange.

10.	Certain of the figures included in this Announcement have been subject to rounding to the nearest decimal point or nearest two decimal points (as applicable).

11.	Where the term “nominee” is used on pages 2, 12 and 13 of this Announcement, it shall not include Equiniti Share Plan Trustees Limited, being the trustee of the Novae Share Incentive Plans.

12.	The exchange rates used for the conversion of Sterling amounts to US Dollar amounts (and vice versa) in this Announcement (where relevant) are: (i) a spot exchange rate of GBP 1 : USD 1.292 (source: Bloomberg on 4 July 2017), and (ii) a 2016 yearly average exchange rate of GBP 1 : USD 1.356 (source: OFX).

APPENDIX 3

DETAILS OF IRREVOCABLE UNDERTAKINGS

The following holders or controllers of Novae Shares have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and in favour of the resolution to be proposed at the General Meeting:

NOVAE DIRECTORS

Name	Number of Novae Shares	Number of Novae Shares under Novae Share Schemes
Matthew Fosh	968,972	428,246
John Hastings-Bass	41,666	—
Laurence Adams	23,952	—
TOTAL	1,034,590	428,246

AXIS has received irrevocable undertakings from the Novae Directors who hold Novae Shares in their own name or through a nominee in respect of all their own beneficial holdings of Novae Shares to cast (or procure the casting of) all voting rights attaching to such Novae Shares in favour of the Scheme at the Court Meeting and in favour of the resolution to be proposed at the General Meeting.

The irrevocable undertakings given by the Novae Directors will cease to be binding:

(a)	if AXIS announces, with the consent of the Panel, that it does not intend to make or proceed with the Acquisition and no new, revised or replacement Scheme is announced by AXIS in accordance with Rule 2.7 of the Code at the same time;

(b)	if the Scheme lapses or is withdrawn and no new, revised or replacement scheme of arrangement has been announced, in accordance with Rule 2.7 of the Code, in its place or is announced, in accordance with Rule 2.7 of the Code, within 10 Business Days of such lapsing or withdrawal;

(c)	on the Longstop Date; or

(d)	if any competing offer for the entire issued and to be issued share capital of Novae is declared wholly unconditional or, if proceeding by way of scheme of arrangement, becomes effective.

APPENDIX 4

DEFINITIONS

The following definitions apply throughout this Announcement unless the context otherwise requires:

“Acquisition”	the proposed acquisition of the issued and to be issued share capital of Novae by AXIS (or, at AXIS’s election, a wholly-owned subsidiary of AXIS);

“Announcement”	this announcement made pursuant to Rule 2.7 of the Code;

“Articles”	the articles of association of Novae from time to time;

“Authorisations”	has the meaning given in paragraph 4.1 of Part A of Appendix 1;

“AXIS”	AXIS Capital Holdings Limited, incorporated in Bermuda whose registered office is at 92 Pitts Bay Road, AXIS House, Pembroke HM 08, Bermuda;

“AXIS Group”	AXIS and its subsidiary undertakings excluding the Novae Group;

“BMA”	the Bermuda Monetary Authority or its successor from time to time;

“Board of Novae”	the Novae Directors collectively;

“Business Day”	any day (excluding any Saturday or Sunday or public or bank holiday) on which banks are open for business in London;

“CMA”	the Competition and Markets Authority of the United Kingdom;

“Code”	the City Code on Takeovers and Mergers;

“Companies Act”	The Companies Act 2006;

“Conditions”	the conditions to the implementation of the Acquisition (including the Scheme) as set out in Appendix 1 to this Announcement and to be set out in the Scheme Document;

“Court”	the High Court of Justice of England and Wales;

“Court Meeting”	the meeting of Scheme Shareholders to be convened pursuant to an order of the Court pursuant to section 896 of the Companies Act, notice of which will be set out in the Scheme Document, for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment) and any adjournment thereof;

“CREST”	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755)) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in such Regulations) in accordance with which securities may be held and transferred in uncertificated form;

“Dealing Disclosure”	an announcement pursuant to Rule 8 of the Code containing details of dealings in interests in relevant securities of a party to an offer;

“Disclosed”	has the meaning given in paragraph 4.2 of Part A of Appendix 1;

“Disclosure and Transparency Rules”	the rules and regulations made by the FCA in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the UK Listing Authority’s publication of the same name;

“Dormant Corporate Member”	each of Syndicate Capital (No 1) Limited, Syndicate Capital (No 2) Limited, Syndicate Capital (No 3) Limited, Syndicate Capital (No 4) Limited, Syndicate Capital (No 5) Limited, CLM A Limited, CLM B Limited, CLM C Limited, CLM D Limited, CLM E Limited, CLM F Limited, CLM G Limited, CLM H Limited, CLM I Limited, CLM J Limited and CLM K Limited;

“Effective”

(i)     if the Acquisition is implemented by way of the Scheme, means the Scheme having become effective pursuant to its terms; or

(ii)    if the Acquisition is implemented by way of a Takeover Offer, means the Takeover Offer having been declared or become unconditional in all respects in accordance with the requirements of the Code;

“Effective Date”	the date upon which the Acquisition becomes Effective;

“Enlarged Group”	the AXIS Group including the Novae Group after the Effective Date;

“EFTA”	European Free Trade Association;

“Evercore”	Evercore Partners International LLP;

“Excluded Shares”	(i) any Novae Shares beneficially owned by AXIS or any subsidiary undertaking (as defined in the Companies Act) of AXIS; and (ii) any Novae Shares held in treasury by Novae;

“FCA”	the Financial Conduct Authority;

“Forms of Proxy”	the forms of proxy in connection with each of the Court Meeting and the General Meeting which shall accompany the Scheme Document;

“FSMA”	the Financial Services and Markets Act 2000 (as amended);

“General Meeting”	the general meeting of Novae to be convened in connection with the Acquisition (and any adjournment thereof);

“Listing Rules”	the rules and regulations made by the FCA in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the UK Listing Authority’s publication of the same name, as amended from time to time;

“Lloyd’s”	the Society of Lloyd’s created by the Lloyd’s Acts 1871- 1982, or any successor thereto;

“London Stock Exchange”	the London Stock Exchange plc, together with any successor thereto;

“Longstop Date”	means 31 March 2018 or such later date as may be agreed in writing by AXIS and Novae (with the Panel’s consent and as the Court may approve (if such approval(s) are required));

“Market Abuse Regulation”	Regulation (EU) No. 596/2014 of the European Parliament and the Council of 16 April 2014 on market abuse;

“Novae”	Novae Group plc, incorporated in England and Wales with company number 05673306 whose registered office is at 21 Lombard Street, London EC3V 9AH;

“Novae Deferred Bonus Plan”	the Novae Deferred Bonus Plan adopted by Novae in 2016, as amended from time to time;

“Novae Directors”	the directors of Novae at the date of this Announcement or, where the context so requires, the directors of Novae from time to time;

“Novae Group”	Novae, its subsidiaries, any holding company of Novae (intermediate or otherwise) and their subsidiary undertakings from time to time, or any of them, as the context requires;

“Novae Long-Term Incentive Plans”	the Novae three-year Long-Term Incentive Plan adopted by Novae in 2007, as amended from time to time, and the Novae five-year Long-Term Incentive Plan adopted in 2017, as amended from time to time;

“Novae Meetings”	the Court Meeting and the General Meeting;

“Novae Senior Employee Share Plan”	the Novae Senior Employee Share Plan for senior employees of the Novae Group, as amended from time to time;

“Novae Share Based Bonus Schemes”	the Novae Deferred Bonus Plan for executive directors and senior employees of the Novae Group, as amended from time to time, the deferred award granted to executive directors in 2015 and any exceptional share awards known as “EVA” awards;

“Novae Share Incentive Plans”	the Share Incentive Plan adopted by Novae in 2017, as amended from time to time, together with the Share Incentive Plan adopted in 2007 and the legacy SVB Holdings Plc All Employee Share Ownership Plan;

“Novae Shareholders”	holders of Novae Shares from time to time;

“Novae Shares”	Novae ordinary shares of £1.125 each;

“Novae Share Schemes”	the Novae Long-Term Incentive Plans, the Novae Senior Employee Share Plan, the Novae Share Based Bonus Schemes and the Novae Share Incentive Plans, each as amended from time to time;

“Opening Position Disclosure”	as defined in the Code;

“Overseas Shareholders”	Novae Shareholders who are resident outside the United Kingdom or who are citizens or residents of countries other than the United Kingdom;

“Panel”	the Panel on Takeovers and Mergers;

“PRA”	the UK Prudential Regulation Authority or its successor from time to time;

“Regulation”	Council Regulation (EC) 139/2004;

“Relevant Pension Plan”	has the meaning given in paragraph 3.11(d) of Part A of Appendix 1;

“Restricted Jurisdiction”	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Novae Shareholders in that jurisdiction;

“SEC”	the US Securities and Exchange Commission;

“Scheme”	the proposed scheme of arrangement under Part 26 of the Companies Act between Novae and the Scheme Shareholders, with or subject to any modification thereof or in addition thereto or condition approved or imposed by the Court and agreed by Novae with the approval of AXIS;

“Scheme Court Hearing”	the hearing of the Court to sanction the Scheme under section 899 of the Companies Act;

“Scheme Court Order”	the order of the court sanctioning the Scheme under section 899 of the Companies Act;

“Scheme Document”	the circular to Novae Shareholders containing the terms of the Scheme, containing the explanatory statement required by section 897 of the Companies Act and convening the Court Meeting and the General Meeting;

“Scheme Record Time”	the date and time to be specified in the Scheme Document, expected to be 6.00 pm on the Business Day immediately after the Scheme Court Hearing;

“Scheme Shareholder”	a holder of Scheme Shares as appearing in the register of Novae at the Scheme Record Time;

“Scheme Shares”

the Novae Shares:

(i)     in issue at the date of the Scheme Document;

(ii)    issued after the date of the Scheme Document but before the Voting Record Time; and

(iii)  issued at or after the Voting Record Time and before the Scheme Record Time on terms that the original or any subsequent holders shall be, or shall have agreed in writing by such time to be, bound by the Scheme, in each case, excluding any Excluded Shares;

“Share Scheme Letter”	means the letter dated 5 July 2017 between AXIS and Novae relating to the Novae Share Schemes and certain employee-related matters;

“Special Resolution”	the special resolution to be proposed by Novae at the General Meeting in connection with, among other things, the approval of the Scheme and the alteration of the Articles and such other matters as may be necessary to implement the Scheme and the delisting of the Novae Shares;

“Takeover Offer”	if (subject to the consent of the Panel and the terms of this Announcement) the Acquisition is effected by way of a takeover offer as defined in Part 28 of the Companies Act 2006, the offer to be made by or on behalf of AXIS to acquire the issued and to be issued ordinary share capital of Novae on the terms and subject to the conditions to be set out in the related offer document;

“Third Party”	has the meaning given in paragraph 4.3 of Part A of Appendix 1;

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;

“UK Listing Authority”	the FCA acting in its capacity as the competent authority for listing under the Financial Services and Markets Act 2000;

“US” or “United States”	the United States of America its territories and possessions, any state of the United States and the District of Columbia; and

“Voting Record Time”	the time and date specified in the Scheme Document by reference to which for entitlement to vote at the Court Meeting will be determined, expected to be 6.00 pm on the day which is two days before the date of the Court Meeting or if the Court Meeting is adjourned, 6.00 pm on the day which is two days before such adjourned meeting.

Unless otherwise stated, all times referred to in this Announcement are references to the time in London.

All references to legislation in this Announcement are to the legislation of England and Wales unless the contrary is indicated. Any reference to any provision of any legislation (including, for these purposes, the Code) shall include any amendment, modification, reenactment or extension thereof.

Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.

A reference to “includes” shall mean “includes without limitation”, and references to “including” and any other similar term shall be interpreted accordingly.

For the purpose of this Announcement “subsidiary”, “subsidiary undertaking” and “undertaking” have the meanings given by the Companies Act.

References to “£”, “Sterling”, “GBP”, “p” and “pence” are to the lawful currency of the United Kingdom.

References to “US dollar”, “USD”, “US$”, “$” or “cents” are to the lawful currency of the United States.